Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:                                                                                    MEDIA:
Frank Vitrano                                                                                     Karen Rugen
(717) 972-3948                                                                                   (717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

Rite Aid Achieves Fiscal Year 2009 Third Quarter Adjusted EBITDA of $252.0 Million, An
8.5 Percent Increase Over Prior Year

Third Quarter Net Loss per Diluted Share of $0.30 Includes Significant Increase in Non-Cash Charges

Core Rite Aid Same Store Sales Increased 2.6 Percent from Prior Year, While Sales Trends in Acquired Stores Improved

Company Confirms Adjusted EBITDA Guidance and Revises Same Store Sales, Net Loss Guidance for Fiscal Year 2009

CAMP HILL, PA – December 18, 2008 – Rite Aid Corporation (NYSE: RAD) today reported revenues of $6.47 billion and a net loss of $243.1 million or $0.30 per diluted share for its fiscal third quarter ended November 29, 2008.  Adjusted EBITDA was $252.0 million or 3.9 percent of revenues.  All results and comparisons include the Brooks Eckerd stores and distribution centers, which the company acquired on June 4, 2007.

Third Quarter Highlights

●	Adjusted EBITDA increased 8.5 percent due to a higher gross margin rate and good cost control.
●	Overall same store sales increased 1.4 percent year-over-year due to solid performance in core stores, especially pharmacy, and improvement in Brooks Eckerd stores.
●
Quarterly front-end same store sales in Brooks Eckerd stores were positive for the first time since the acquisition.  Pharmacy same store sales continued to show progress, narrowing to a decline of 2.6 percent in the quarter versus a 4.6 percent decline in the second quarter.

●	The company made significant progress in reducing selling, general and administration costs with SG&A 16 basis points lower than the third quarter last year.
●	FIFO inventory was $222.9 million lower than prior third quarter due to working capital initiatives.

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Rite Aid FY’09 Q3 Press Release – page 2

“I am pleased to report a significant improvement in our operating results this quarter with adjusted EBITDA up 8.5 percent,” said Mary Sammons, Rite Aid chairman and CEO.  “With the Brooks Eckerd integration complete, our team has been totally focused on delivering profitable sales and taking unnecessary costs out of the business, and it showed.  Same store sales were up, with pharmacy sales in core Rite Aid stores especially strong despite an industrywide slowdown in prescription growth.  Our gross profit rate improved, and our cost savings initiatives intensified in the quarter.  Improving operational efficiency is a top priority, and we expect to see even greater benefits from these initiatives going forward.”

Third Quarter Summary

Revenues for the 13-week third quarter were $6.47 billion versus revenues of $6.50 billion in the prior year third quarter.  Revenues decreased 0.5 percent, primarily as a result of closing 229 stores since the end of the third quarter last year.

Same store sales for the quarter increased 1.4 percent over the prior year 13-week period, consisting of a 2.3 percent increase in the front end and a 1.0 percent increase in the pharmacy.  Pharmacy sales included an approximate 269 basis point negative impact from new generic introductions.  The number of prescriptions filled decreased 1.0 percent, negatively impacted by the acquired stores.  The number of prescriptions filled increased in core Rite Aid stores.  Prescription sales accounted for 67.9 percent of total sales, and third party prescription sales represented 96.4 percent of pharmacy sales.

Excluding the acquired Brooks Eckerd stores, same store sales for the 13-week third quarter increased 2.6 percent over the prior-year period with front end increasing 1.9 percent and pharmacy growing 3.0 percent.

At the Brooks Eckerd stores, same store sales for the 13-week third quarter decreased 1.0 percent over the prior-year period, an improvement over the second quarter’s decrease of 4.1 percent.  Front end increased 3.7 percent in the third quarter compared to a second quarter decrease of 2.7 percent.  Pharmacy decreased   2.6 percent in the third quarter compared to a second quarter decrease of 4.6 percent.

Net loss for the third quarter was $243.1 million or $0.30 per diluted share compared to last year’s third quarter net loss of $84.8 million or $0.12 per diluted share. Contributing to this quarter’s net loss was a significant increase in non-cash charges which more than offset the positive impact of a $44.7 million reduction in integration expense and a $19.7 million increase in adjusted EBITDA year-over-year.  The $158.3 million increase in net loss included an increase in store closing and impairment charges of $79.8 million over the prior year, of which $59.2 million was a non-cash charge related to underperforming stores; $29.5 million of income tax expense, of which $27.1 million was a non-cash charge from the recording of additional valuation allowance against deferred tax assets compared to a tax benefit of $53.5 million in the prior year; and $43.8 million higher LIFO expenses than the prior year.  The non-cash charges related to store closing and impairment, the additional tax valuation allowance and higher LIFO expense totaled $130.1 million or $0.15 per diluted share.

Adjusted EBITDA was $252.0 million or 3.9 percent of revenues for the third quarter compared to $232.3 million or 3.6 percent of revenues for the like period last year.  The $19.7 million increase is primarily due to an increase in margin rate and better cost control.

In the third quarter, the company opened 13 stores, relocated 23 stores, remodeled 11 stores and closed 29 stores.  Stores in operation at the end of the third quarter totaled 4,914.

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Rite Aid FY’09 Q3 Press Release – page 3

Company Confirms Fiscal 2009 Total Sales and Adjusted EBITDA Guidance; Revises Same Store Sales and Net Loss Guidance

Based on current sales trends, a weaker economy, the closing of underperforming stores and planned expense reductions, Rite Aid is confirming guidance for total sales and adjusted EBITDA, lowering guidance for same store sales and increasing  net loss for fiscal 2009, which ends February 28, 2009.

The company continues to expect total sales to be between $26.0 billion and $26.5 billion and continues to expect adjusted EBITDA to be between $950 million and $1.025 billion for fiscal 2009.  Same store sales are expected to improve 0.5 percent to 1.5 percent over fiscal 2008 as compared to previous guidance of a 1.5 percent to 3.0 percent increase.  Net loss for fiscal 2009 is expected to be between $593 million and $773 million or a loss per diluted share of $0.74 to $0.95 compared to previous guidance of $445 million to $535 million or a loss per diluted share of $0.56 to $0.67.  The company continues to expect capital expenditures, excluding approximately $200 million of proceeds from sale and leaseback transactions, to be approximately $550 million.

Rite Aid Stockholders Approve Reverse Stock Split

Rite Aid stockholders on December 2, 2008, overwhelmingly approved a reverse split of the company’s common stock at a split ratio of 1-for-10, 1-for-15 or 1-for-20 to be selected by Rite Aid’s Board of Directors. The objective of the reverse stock split is to ensure that Rite Aid regains compliance with the New York Stock Exchange (NYSE) share price listing rule and maintains its listing on the NYSE.   Subject to NYSE rules, Rite Aid has until April 16, 2009 to regain compliance and currently continues to be listed and trade as usual on the NYSE.  The exact timing for selection of the split ratio and the effective date of the split will be determined by the Board based upon its evaluation as to when such action will be most advantageous to the company and its stockholders, and the Board currently expects to make those decisions by the end of the company’s current fiscal year.

Conference Call Broadcast

Rite Aid will hold an analyst call at 8:30 a.m. Eastern Time today with remarks by Rite Aid's management team.  The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com.  A playback of the call will be available on both sites starting at 12 p.m. Eastern Time today.  A playback of the call will also be available by telephone for 48 hours beginning at 12 p.m. Eastern Time today until 12 p.m. Eastern Time on December 20.  The playback number is 1-800-642-1687 from within the U.S. and Canada or 1-706-645-9291 from outside the U.S. and Canada with the eight-digit reservation number 76151634.

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 4,900 stores in 31 states and the District of Columbia.  Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

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Rite Aid FY’09 Q3 Press Release – page 4

This press release contains forward-looking statements, including guidance, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness and our ability to refinance our indebteness on terms favorable to us; our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements; our ability to improve the operating performance of our stores in accordance with our long term strategy, our ability to realize the benefits of the Brooks Eckerd acquisition, including positive same store sales growth for Brooks Eckerd and cost savings; our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; our ability to manage expenses; our ability to realize the benefits from actions to further reduce costs and investment in working capital; continued consolidation of the drugstore industry; changes in state or federal legislation or regulations; the outcome of lawsuits and governmental investigations; the timing and effects of  our proposed reverse stock split; general economic conditions and inflation and  interest rate movements and  access to capital, including our continuing ability to complete sale and leaseback transactions.  Consequently, all of the forward-looking statements made in this press release, including our guidance, are qualified by these and other factors, risks and uncertainties.  Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

See the attached table for a reconciliation of a non-GAAP financial measure, Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure. We define Adjusted EBITDA as net income (loss) from operations excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for store closing and impairment, inventory write-downs related to closed stores, stock-based compensation expense, debt modifications and retirements, sale of assets and investments and other non-recurring items. We reference this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. In addition, incentive compensation is based on Adjusted EBITDA and we base our forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. We include this non-GAAP financial measure in our earnings announcement in order to provide transparency to our investors and enable investors to better compare our operating performance with the operating performance of our competitors.

###

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	November 29, 2008	March 1, 2008
ASSETS
Current assets:
Cash and cash equivalents	$148,860	$155,762
Accounts receivable, net	592,323	665,971
Inventories, net of LIFO reserve of $652,729 and $562,729	3,982,628	3,936,827
Prepaid expenses and other current assets	96,543	163,334
Total current assets	4,820,354	4,921,894
Property, plant and equipment, net	2,725,778	2,873,009
Goodwill	1,810,223	1,783,372
Other intangibles, net	1,087,723	1,187,327
Deferred tax assets	328,478	384,163
Other assets	353,480	338,258
Total assets	$11,126,036	$11,488,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$42,065	$185,609
Accounts payable	1,311,263	1,425,768
Accrued salaries, wages and other current liabilities	1,075,115	1,110,288
Deferred tax liabilities	47,744	76,374
Total current liabilities	2,476,187	2,798,039
Long-term debt, less current maturities	6,109,553	5,610,489
Lease financing obligations, less current maturities	196,035	189,426
Other noncurrent liabilities	1,233,082	1,178,884
Total liabilities	10,014,857	9,776,838

Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - Series G	146,692	139,253
Preferred stock - Series H	141,378	135,202
Preferred stock - Series I	-	116,415
Common stock	859,212	830,209
Additional paid-in capital	4,142,056	4,047,499
Accumulated deficit	(4,159,051)	(3,537,276)
Accumulated other comprehensive loss	(19,108)	(20,117)
Total stockholders' equity	1,111,179	1,711,185
Total liabilities and stockholders' equity	$11,126,036	$11,488,023

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks ended November 29, 2008	Thirteen Weeks ended December 1, 2007
Revenues	$6,468,601	$6,497,912
Costs and expenses:
Cost of goods sold	4,743,089	4,754,057
Selling, general and administrative expenses	1,711,873	1,730,053
Lease termination and impairment charges	101,635	21,836
Interest expense	126,615	130,306
Gain on sale of assets, net	(1,008)	(2,105)

	6,682,204	6,634,147

Loss from continuing operations before income taxes	(213,603)	(136,235)
Income tax expense (benefit)	29,522	(52,740)

Net loss from continuing operations	(243,125)	(83,495)

Loss from discontinued operations	-	(1,351)

Net loss	$(243,125)	$(84,846)

Basic and diluted loss per share:

Numerator for loss per share:
Net loss	$(243,125)	$(84,846)
Accretion of redeemable preferred stock	(26)	(26)
Cumulative preferred stock dividends	(5,591)	(8,168)
Loss attributable to common stockholders - basic and diluted	$(248,742)	$(93,040)

Basic and diluted weighted average shares	840,554	785,512

Basic and diluted loss per share	$(0.30)	$(0.12)

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Thirty-nine Weeks ended November 29, 2008	Thirty-nine Weeks ended December 1, 2007
Revenues	$19,581,701	$17,502,024
Costs and expenses:
Cost of goods sold	14,269,769	12,752,779
Selling, general and administrative expenses	5,285,478	4,591,843
Lease termination and impairment charges	189,722	42,453
Interest expense	363,420	322,281
Loss on debt modifications and retirements, net	39,905	12,900
Loss (gain) on sale of assets, net	11,939	(4,684)

	20,160,233	17,717,572

Loss from continuing operations before income taxes	(578,532)	(215,548)
Income tax expense (benefit)	39,861	(92,210)

Net loss from continuing operations	(618,393)	(123,338)

Loss from discontinued operations	(3,369)	(3,472)

Net loss	$(621,762)	$(126,810)

Basic and diluted loss per share:

Numerator for loss per share:
Net loss	$(621,762)	$(126,810)
Accretion of redeemable preferred stock	(77)	(77)
Cumulative preferred stock dividends	(17,081)	(24,295)
Preferred stock beneficial conversion	-	(556)
Loss attributable to common stockholders - basic and diluted	$(638,920)	$(151,738)

Basic and diluted weighted average shares	833,855	699,453

Basic and diluted loss per share	$(0.77)	$(0.22)

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(In thousands)

	Thirteen Weeks ended November 29, 2008	Thirteen Weeks ended December 1, 2007

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(243,125)	$(84,846)
Adjustments:
Interest expense	126,615	130,306
Income tax expense (benefit)	29,522	(53,468)
Depreciation and amortization	145,407	137,530
LIFO charges (a)	59,812	16,041
Lease termination and impairment charges	101,635	21,836
Stock-based compensation expense	9,718	9,044
Gain on sale of assets, net	(1,008)	(2,105)
Incremental acquisition costs (b)	8,551	53,298
Closed store liquidation expense (c)	3,775	2,897
Severance costs	10,489	-
Other	631	1,744
Adjusted EBITDA	$252,022	$232,277
Percent of revenues	3.90%	3.57%

Results of discontinued operations (d)	-	1,827
Adjusted EBITDA from continuing operations	$252,022	$234,104

Notes:

(a)	Represents non-cash charges to value our inventories under the last-in first-out ("LIFO") method.

(b)	Represents incremental costs related to the acquisition of Jean Coutu, USA.

(c)	Represents costs to liquidate inventory at stores that are in the process of closing.

(d)	Represents losses from our recently disposed Las Vegas market that are included in Adjusted EBITDA.

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(In thousands)

	Thirty-nine Weeks ended November 29, 2008	Thirty-nine Weeks ended December 1, 2007

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(621,762)	$(126,810)
Adjustments:
Interest expense	363,420	322,281
Income tax expense (benefit)	39,861	(94,080)
Depreciation and amortization	441,349	337,941
LIFO charges (a)	90,000	41,373
Lease termination and impairment charges	189,722	42,453
Stock-based compensation expense	25,921	27,618
Loss (gain) on sale of assets, net	11,987	(4,684)
Loss on debt modifications and retirements, net (b)	39,905	12,900
Incremental acquisition costs (c)	85,427	116,564
Closed store liquidation expense (d)	14,310	7,296
Severance costs	10,489	-
Other	13,073	3,715
Adjusted EBITDA	$703,702	$686,567
Percent of revenues	3.59%	3.92%

Results of discontinued operations (e)	1,882	4,564
Adjusted EBITDA from continuing operations	$705,584	$691,131

Notes:

(a)	Represents non-cash charges to value our inventories under the last-in first-out ("LIFO") method.

(b)	Represents loss related to debt modifications and retirements, net

(c)	Represents incremental costs related to the acquisition of Jean Coutu, USA.

(d)	Represents costs to liquidate inventory at stores that are in the process of closing.

(e)	Represents losses from our recently disposed Las Vegas market that are included in Adjusted EBITDA.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Thirteen Weeks ended November 29, 2008	Thirteen Weeks ended December 1, 2007

OPERATING ACTIVITIES:
Net loss	$(243,125)	$(84,846)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	145,407	137,530
Lease termination and impairment charges	101,635	21,836
LIFO charges	59,812	16,041
Gain on sale of assets, net	(1,008)	(2,105)
Stock-based compensation expense	9,718	9,044
Changes in deferred taxes	27,055	(50,870)
Changes in operating assets and liabilities:
Net proceeds from accounts receivable securitization	45,000	110,000
Accounts receivable	(44,661)	(48,546)
Inventories	(86,844)	(305,109)
Accounts payable	(69,235)	(115,161)
Other assets and liabilities, net	100,587	35,459
Net cash provided by (used in) operating activities	44,341	(276,727)
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(98,505)	(198,745)
Intangible assets acquired	(13,990)	(11,027)
Expenditures for business acquisition	-	50,024
Proceeds from sale-leaseback transactions	-	10,207
Proceeds from dispositions of assets and investments	4,275	10,458
Net cash used in investing activities	(108,220)	(139,083)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,865	-
Net proceeds from revolver	133,000	405,000
Principal payments on long-term debt	(6,972)	(3,710)
Change in zero balance cash accounts	(84,436)	20,441
Net proceeds from the issuance of common stock	-	874
Payments for preferred stock dividends	(978)	(3,845)
Excess tax deduction on stock options	-	360
Net cash provided by financing activities	42,479	419,120
(Decrease) increase in cash and cash equivalents	(21,400)	3,310
Cash and cash equivalents, beginning of period	170,260	170,332
Cash and cash equivalents, end of period	$148,860	$173,642

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Thirty-nine Weeks ended November 29, 2008	Thirty-nine Weeks ended December 1, 2007

OPERATING ACTIVITIES:
Net loss	$(621,762)	$(126,810)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	441,349	337,941
Lease termination and impairment charges	189,722	42,453
LIFO charges	90,000	41,373
Loss (gain) on sale of assets, net	11,987	(4,684)
Stock-based compensation expense	25,921	27,618
Loss on debt modifications and retirements, net	39,905	12,900
Changes in deferred taxes	27,055	(89,872)
Proceeds from sale of inventory	-	8,156
Proceeds from insured loss	-	8,550
Changes in operating assets and liabilities:
Net proceeds from accounts receivable securitization	110,000	50,000
Accounts receivable	(36,916)	8,044
Inventories	(182,038)	(561,144)
Accounts payable	(52,264)	(39,837)
Other assets and liabilities, net	(7,827)	55,237
Net cash provided by (used in) operating activities	35,132	(230,075)
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(401,460)	(478,431)
Intangible assets acquired	(75,454)	(40,737)
Expenditures for business acquisition	(112)	(2,306,554)
Proceeds from sale-leaseback transactions	161,553	20,757
Proceeds from dispositions of assets and investments	22,904	23,566
Proceeds from insured loss	-	5,950
Net cash used in investing activities	(292,569)	(2,775,449)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	900,629	2,306,005
Net proceeds from revolver	297,000	708,000
Proceeds from financing secured by owned property	31,266	-
Principal payments on long-term debt	(862,162)	(10,919)
Change in zero balance cash accounts	(64,376)	121,058
Net proceeds from the issuance of common stock	1,117	12,722
Payments for preferred stock dividends	(3,466)	(11,535)
Excess tax deduction on stock options	-	5,882
Financing costs paid	(49,473)	(58,195)
Net cash provided by financing activities	250,535	3,073,018
(Decrease) increase in cash and cash equivalents	(6,902)	67,494
Cash and cash equivalents, beginning of period	155,762	106,148
Cash and cash equivalents, end of period	$148,860	$173,642

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS GUIDANCE TO ADJUSTED EBITDA GUIDANCE
YEAR ENDING FEBRUARY 28, 2009
(In thousands, except per share amounts)

	Guidance Range		Previous Guidance Range
	Low	High	Low	High

Sales	$26,000,000	$26,500,000	$26,000,000	$26,500,000

Same store sales	0.50%	1.50%	1.50%	3.00%

Gross capital expenditures	$550,000	$550,000	$550,000	$550,000

Sale and leaseback proceeds	$200,000	$200,000	$200,000	$200,000

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(773,000)	$(593,000)	$(535,000)	$(445,000)
Adjustments:
Interest expense	495,000	490,000	495,000	490,000
Income tax expense	80,000	55,000	12,000	7,000
Depreciation and amortization	580,000	565,000	565,000	565,000
LIFO charge	125,000	115,000	60,000	55,000
Store closing, liquidation, and impairment charges	260,000	210,000	140,000	140,000
Non recurring Brooks-Eckerd integration expenses	90,000	90,000	100,000	100,000
Stock-based compensation expense	38,000	38,000	38,000	38,000
Loss on debt modification	40,000	40,000	40,000	40,000
Other	15,000	15,000	35,000	35,000
Adjusted EBITDA	$950,000	$1,025,000	$950,000	$1,025,000

Diluted loss per share	$(0.95)	$(0.74)	$(0.67)	$(0.56)